UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 28, 2007
Lexicon Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-30111	76-0474169
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)
8800 Technology Forest Place
The Woodlands, Texas 77381
(Address of principal executive
offices and Zip Code)
(281) 863-3000
(Registrant’s telephone number,
including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Signatures

Item 3.02	Unregistered Sales of Equity Securities
     On August 28, 2007, pursuant to a Securities Purchase Agreement dated June 17, 2007 (the “Securities Purchase Agreement”), we issued and sold to Invus, L.P. (“Invus”) 50,824,986 shares of our common stock for approximately $205.4 million. We issued the shares in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     (d) Effective August 28, 2007, our board of directors elected Raymond Debbane, Christopher J. Sobecki and Philippe J. Amouyal to serve as members of our board of directors.
     The election of Mr. Debbane, Mr. Sobecki and Mr. Amouyal as directors was made in connection with the closing of the investment in our common stock by Invus described in Item 3.02 above (the “Initial Investment”). Concurrently with the execution of the Securities Purchase Agreement, we entered into a Stockholders’ Agreement (the “Stockholders’ Agreement”) with Invus, dated June 17, 2007, under which Invus had the right to designate three members of our board of directors at the closing of the Initial Investment and, from and after the first anniversary of the closing of the Initial Investment, has the right to designate the greater of three members or 30% (or the percentage of all the outstanding shares of our common stock owned by Invus and its affiliates, if less than 30%) of all members of our board of directors, rounded up to the nearest whole number of directors. In the event that the number of shares of our common stock owned by Invus and its affiliates exceeds 50% of the total number of shares of our common stock then outstanding (not counting for such purpose any shares acquired by Invus from third parties in excess of 40% (or, if higher, its then pro rata amount) of the total number of outstanding shares of common stock, as permitted by the standstill provisions of the Stockholders’ Agreement), from and after that time, Invus will have the right to designate a number of directors equal to the percentage of all the outstanding shares of our common stock owned by Invus and its affiliates, rounded up to the nearest whole number of directors. From and after the closing of the Initial Investment, if requested by Invus, the directors appointed by Invus would have proportionate representation on the board of any subsidiary and on each committee of our board of directors and of the board of directors of any subsidiary, subject to the relevant requirements of the Securities and Exchange Commission and the Nasdaq Stock Market.
     Invus’ rights with respect to the designation of members of our board of directors, the boards of directors of any subsidiary and any of their respective committees will terminate if the percentage of all the outstanding shares of our common stock owned by Invus and its affiliates falls below 10%. Invus will also have the right to terminate these provisions at any time following the date on which the percentage of all the outstanding shares of our common stock owned by Invus and its affiliates exceeds 50% (not counting for such purpose any shares acquired by Invus and its affiliates from third parties in excess of 40% (or, if higher, its then pro rata amount) of the total number of outstanding shares of our common stock, as permitted by the standstill provisions of the Stockholders’ Agreement).
     Mr. Debbane will initially serve on the corporate governance committee and Mr. Amouyal will initially serve on the compensation committee of the board of directors. Mr. Sobecki will not initially serve on any committees of the board of directors, and we have no current expectation as to which committees, if any, Mr. Sobecki may ultimately be appointed. There are no current or proposed transactions in which Mr. Debbane, Mr. Sobecki or Mr. Amouyal or any member of their immediate families has, or will have, a direct or indirect material interest which would require disclosure under Item 404(a) of Regulation S-K.
     Mr. Debbane, Mr. Sobecki and Mr. Amouyal will receive compensation for their service as directors consistent with our standard arrangements for non-employee directors as follows:
•	an annual retainer of $15,000, prorated for partial years of service;

•	a fee of $2,500 for each meeting of the board of directors that he attends in person ($500 for each telephonic meeting of the board of directors in which he participates);

•	reimbursement for expenses in connection with attendance at meetings of the board of directors;

•	an initial option under our 2000 Non-Employee Directors’ Stock Option Plan to purchase 30,000 shares of common stock at an exercise price of $3.21 per share, the fair market value of our common stock on the date of grant as determined in accordance with the plan; and

•	commencing on the day following our 2008 annual meeting of stockholders, an annual option under the plan to purchase 10,000 shares of common stock at an exercise price equal to the fair market value of our common stock on the date of grant as determined in accordance with the plan.
     Mr. Debbane and Mr. Amouyal (and Mr. Sobecki, to the extent he is appointed to any committee of the board of directors in the future) will receive additional compensation for their service on committees of the board of directors consistent with our standard arrangements for non-employee directors as follows:
•	an annual retainer of $2,500 for each committee of the board of directors of which he is a member ($5,000 for service as a chairman of any such committee), prorated for partial years of service; and

•	a fee of $1,000 for each committee meeting that he attends in person other than in connection with a meeting of the full board of directors ($500 for each telephonic committee meeting in which he participates).
     We have also entered into an indemnification agreement with each of Mr. Debbane, Mr. Sobecki and Mr. Amouyal in the standard form previously entered into with our other officers and directors.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lexicon Pharmaceuticals, Inc.
Date: August 28, 2007	By:	/s/ Jeffrey L. Wade
Jeffrey L. Wade
Executive Vice President and General Counsel